Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Registration Statement (No. 333-205043) on Form S-8 of our report dated March 30, 2018, relating to the consolidated financial statements of Seven Stars Cloud Group, Inc. as of and for the years ended December 31, 2017 and 2016, to all references to our firm included in the December 31, 2017 annual report on Form 10-K of Seven Stars Cloud Group, Inc. filed with the U.S. Securities and Exchange Commission (the "SEC") on March 30, 2018, and the Form 10-K/A of Seven Stars Cloud Group, Inc. filed with the SEC on August 28, 2018.

/s/ BF Borgers CPA PC

Lakewood, Colorado

August 28, 2018